UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

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Penske Automotive Group, Inc.
(Name of Registrant as Specified In Its Charter)

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Press Release Penske Automotive Group, Inc. 2555 Telegraph Road Bloomfield Hills. MI 48302-0954

FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE TO HOLD AUDIO ANNUAL MEETING OF STOCKHOLDERS

BLOOMFIELD HILLS, MI, April 30, 2020 – Penske Automotive Group, Inc. (NYSE:PAG), a diversified international transportation services company, today announced a change in the location of its 2020 Annual Meeting of Stockholders. Due to the continued public health concerns regarding COVID-19, including the restrictions on in-person gatherings in Michigan, the 2020 Annual Meeting will be conducted exclusively by remote communication. As previously announced, the 2020 Annual Meeting will be held on Wednesday, May 13, 2020, at 8:00 a.m., Eastern Daylight Time. Stockholders will not be able to attend the Annual Meeting in person; however, stockholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. Only stockholders of record at the close of business on March 17, 2020 are entitled to vote at, or attend, the Annual Meeting.

Attending the Annual Meeting as a Registered Stockholder (your shares are held in your name) or Beneficial Owner (your shares are held through a broker, bank or nominee)

Registered stockholders and beneficial owners as of the close of business on March 17, 2020 (the record date), must register in advance to attend the Annual Meeting. Requests for registration must be received by the Company no later than 5:00 p.m. Eastern Daylight Time, on May 8, 2020, at investorrelations@penskeautomotive.com. Your request must contain a copy of a document verifying your share ownership as of the March 17, 2020 record date. Examples of proof of ownership include your valid proxy or voting instruction form, a statement showing your ownership as of March 17, 2020, or in the case of a beneficial owner, a proxy form provided by your broker to verify ownership. Following your submission, you will receive a confirmation of your registration with a registration number to be used for entry to the Annual Meeting via email from the Company. For registered stockholders and beneficial owners who have questions regarding this procedure, please call the Company at (248) 452-6605 for assistance.

Voting your shares at the Annual Meeting

Registered stockholders choosing to vote their shares at the Annual Meeting will be eligible to do so by opting into the queue as instructed during the Annual Meeting. Beneficial Owners are required to present a proxy from their Broker in advance of the Annual Meeting to verify ownership and then may opt into the queue during the Annual Meeting.

Questions and Information Accessibility

As part of the Annual Meeting, we will hold a live Q&A session during which we intend to answer questions submitted during the meeting that are pertinent to the Company and meeting matters, as time permits. Also, we will make available, through electronic means, a list of stockholders of record as of the record date for inspection by stockholders for any purpose germane to the Annual Meeting during the ten days preceding the Annual Meeting. To access the electronic shareholders list, please send your request, and proof of stock ownership, to investorrelations@penskeautomotive.com.

Access To The Online Annual Meeting

Shareholders of record on March 17, 2020 may access the live Annual Meeting by dialing dial (866) 394-1455 [International (516) 575-8644] with conference identification number 6275564. At that time, the operator will ask for your registration number as noted above and you will be admitted to the meeting. We encourage you to access the meeting in advance of the start time. If you encounter any difficulties accessing the Annual Meeting during the meeting time, please call the support team at the numbers 248-452-6605.

The proxy card previously distributed will not be updated to reflect the new meeting format and may continue to be used to vote your shares in connection with the Annual Meeting. Whether or not you plan to attend the Annual Meeting, the Company encourages stockholders to vote on the proposals before the Annual Meeting using the instructions provided in the proxy materials previously distributed.

About Penske Automotive

Penske Automotive Group, Inc., (NYSE:PAG) headquartered in Bloomfield Hills, Michigan, is an international transportation services company that operates automotive and commercial truck dealerships principally in the United States, the United Kingdom, Canada, and Western Europe, and distributes commercial vehicles, diesel engines, gas engines, power systems and related parts and services principally in Australia and New Zealand. PAG is a member of the Fortune 500, Russell 1000, and Russell 3000 indexes, and is ranked among the World’s Most Admired Companies by Fortune Magazine. For additional information, visit the company’s website at www.penskeautomotive.com.

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Inquiries should contact:

Contacts:	J.D. Carlson	Anthony R. Pordon
	Executive Vice President and	Executive Vice President – Investor
	Chief Financial Officer	Relations and Corporate Development
	248-648-2810	248-648-2540
	jcarlson@penskeautomotive.com	tpordon@penskeautomotive.com

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